EXHIBIT 10.1

2008 Executive Annual Bonus Plan

Total executive bonus opportunities will be based on 2008 base salaries as follows:

Percentage of
2008 Base Salary
Opportunity
H. Eric Bolton, Jr.	200%
Simon R.C. Wadsworth	200%
Thomas L. Grimes, Jr.	100%
James Andrew Taylor	100%
Albert M. Campbell, III	100%

The bonus opportunity will be earned by performance in three areas: year-over-year funds from operations, or FFO, per diluted share/unit growth, same store GOI growth and the achievement of individual goals as approved by the Compensation Committee. The weight of these performance factors for each executive officer will be as follows:

	FFO per Share	Same Store	Individual
	Growth	GOI Growth	Goals
H. Eric Bolton, Jr.	80%	0%	20%
Simon R.C. Wadsworth	80%	0%	20%
Thomas L. Grimes, Jr.	25%	50%	25%
James Andrew Taylor	25%	50%	25%
Albert M. Campbell, III	75%	0%	25%

The percentage of bonus opportunity earned from performance growth targets will be based on a sliding scale as follows:

Percentage of
Performance	Bonus Opportunity
Level	Earned
Minimum Threshold	0.0%
Threshold I	12.5%
Threshold II	25.0%
Threshold III	37.5%
Target	50.0%
Target I	62.5%
Target II	75.0%
Target III	87.5%
High	100.0%

In determining FFO per diluted share/unit growth, the Compensation Committee has the ability to factor in any material and non-recurring events that may or may not occur that impact the registrant’s FFO performance, but may or may not subsequently impact the registrant’s share price, to help ensure that the potential bonus is in line with actual shareholder performance realized for the year.

After the total bonus opportunity is calculated, the Compensation Committee, at its discretion, may apply a discretionary modifier allowing the bonus opportunity calculated to be lowered or raised by up to 25% to determine the final bonus award amount.